Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

BENSON HILL, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	14,392,347 (3)	$4.855 (4)	$69,874,844.69	.0000927	$6,477.40
Equity	Common Stock, par value $0.0001 per share	Other	2,109,932 (5)	$1.458 (6)	$3,076,393.00	.0000927	$285.18
Total Offering Amounts					$72,951,237.69		$6,762.58
Total Fee Offsets							-
Net Fee Due							$6,762.58

(1) Fee calculated in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”).
(2) Pursuant to Rule 416(a) of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional shares of common stock of Benson Hill, Inc. (the “Registrant”) that become issuable under the Benson Hill, Inc. 2021 Omnibus Incentive Plan (the “Plan”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of common stock.
(3) This Registration Statement covers 14,392,347 shares of common stock, including 6,308,426 that were automatically added to the shares of common stock reserved for issuance under the Plan on January 1, 2022 pursuant to a provision contained in the Plan. The Plan provides that the total number of shares of common stock under the Plan will automatically increase on the first trading day of each calendar year beginning with calendar year 2022, by a number of shares equal to 3% of the total outstanding shares of common stock (taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar rights to acquire common stock) on the last day of the prior calendar year. Notwithstanding the foregoing, the plan administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of shares than as provided in the Plan.
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s common stock on the New York Stock Exchange on March 23, 2022.
(5) This Registration Statement covers 2,109,932 shares of common stock issuable pursuant to 2,109,932 options granted under the Plan with a weighted average exercise price of $1.458.
(6) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act based on the weighted average exercise price of the options granted under the Plan.